Exhibit 10.12

FORM OF GRANT USED IN CONNECTION WITH THE NATIONAL RESEARCH CORPORATION
2004 NON-EMPLOYEE DIRECTOR STOCK PLAN, AS AMENDED

[Director name]

Re:     Stock Option Grant National Research Corporation Director Stock Plan

This letter is to confirm that on [date], you were automatically granted a nonqualified stock option to purchase [# of shares] shares of Common Stock, $.001 par value, of National Research Corporation (“Company”) pursuant to the terms of the 2004 Non-Employee Director Stock Plan (the “Plan”).

Your stock option to purchase up to [# of shares] shares of Common Stock is subject to the terms and conditions of the Plan. The option price is [price] per share, which was the last sale price of a share of Common Stock on the NASDAQ Stock Market on [date of grant], the date of grant.

In accordance with the terms of the Plan, your options are not exercisable until one year after the date of grant unless your status as a director of the Company terminates because of death prior to that time, in which event the options become immediately exercisable in full and may be exercised for a period of three (3) years after the date of death. If for any reason other than death you cease to be an outside director of the Company within one year of the date of grant, the options will be cancelled as of the date of such termination. Subject to the foregoing, the options expire ten (10) years after the date of grant, or if earlier, three (3) years after you cease to be an outside director of the Company.

The other terms which govern your stock options are as set forth below and as provided in the Plan.

Procedure for Exercise. You may exercise your options in whole or in part at any time after the options have become exercisable (as discussed above) by delivering written notice to the Company together with payment of the option price in cash, previously acquired shares of Common Stock valued at their fair market value or such other forms as the Board or Plan administrator approves.

Securities Laws Matters. Applicable federal and state securities laws govern the disposition by you of shares purchased through the exercise of your options. You may sell such shares only (1) pursuant to an effective registration statement under the Securities Act of 1933, as amended (“Act”), or (2) in a transaction which is exempt from registration under the Act, such as a sale which fully complies with Rule 144 under the Act.

Non-Transferability. Your options may not be sold or transferred other than by will or under the laws of descent and distribution, except that an option may be transferred to the extent allowed by the Board or the Plan administrator. The designation of a beneficiary will not constitute a transfer.

Conformity with Plan. Your options are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan. Inconsistencies between this letter and the Plan will be resolved in accordance with the terms of the Plan.

Please execute and return the enclosed copy of this letter to the Company. By doing so, you agree to be bound by all of the terms of this letter and of the Plan.

Very truly yours,

NATIONAL RESEARCH CORPORATION

By: [Authorized Officer]

Accepted on this _____ day of _______________, [yyyy].

[Director name], Director